Exhibit 10.8

Translated to English

Agreement

Written and signed in Tel Aviv this 29th day of December 2006

By and between

Smile Media Ltd.

Of 1 Alexander Yanai St., Segula, Petah Tikva

(“Media”)

Of the First Part

And:

Smile Communication Ltd.

Of 1 Alexander Yanai St., Segula, Petah Tikva

(“Communication”)

Of the second part

Whereas:	The parties are desirous of entering an agreement to transfer the activities of p1000, paid content serves of Mapa and Communication’s rights in www.dbook.co.il from Communication to Media, as part of an organizational change in the Internet Gold Group;

And whereas:	The boards of directors of the parties have, on December 20, 2006, adopted the necessary resolutions in order to effectuate the above (the “Split”);

And whereas:	Communication has applied to the tax authorities to arrange the tax matters with respect to the Split in accordance with Section 104B(f) of the Income Tax Ordinance [New Version] 1961 (“Income Tax Ordinance”), and in accordance with Section 1(8) of the Income Tax Regulations (Conditions for Exemption on the Transfer of Assets between Sister-Companies), 1994;

And whereas:	The parties intend to petition the District Court in Tel Aviv in accordance with Sections 350 and 351 of the Companies Law, 1999 (“Companies Law”) to approve the Split and the asset transfer as set forth in this Agreement;

And whereas:	The parties are desirous of setting forth herein the performance of the Split and their relationship thereafter;

NOW THEREFORE, the Parties Have Stipulated, Declared and Agreed as Follows:

1.	Preamble; Interpretation; Definitions

1.1	The preamble and exhibits to this agreement constitutes an integral part hereof.

1.2	Headings in this Agreement are for convenience only and shall not be used for interpretation.

1.3	Unless otherwise expressly stated, in this Agreement, the following terms shall have the meanings ascribed to them below:

Completion Date	The date on which all of the conditions precedent mentioned in Section 6 hereof shall have been satisfied.

2.	The Plan

In accordance with and under the order that the Court will issue, the following shall occur:

2.1	Transfer of p1000 from Communication to Media

Effective as of April 1, 2006 (the “Effective Date”) and in accordance with Section 104B(f) of the Ordinance, Communication shall transfer and/or assign to Media, free of any consideration, and Media shall accept by transfer and/or assignment from Communication, as the case may be, assets, including rights, pertaining to all of Communication’s media activities, including, among other things, p1000, the paid content services of Mapa and Communication’s rights in the website: www.dbook.co.il. Communication shall also assign to Media, as of the Effective Date, all of the future rights and obligations (arising from events as of the Effective Date) arising from and embodied by the performance of agreements in connection with such activities. For the avoidance of any doubt, it is hereby expressly stated that obligations that accrued prior to the asset transfer shall not be transferred to Media, given the provisions of Section 104B of the Ordinance.

3.	Covenants of the Parties

3.1	All of the activities and assets transferred hereunder are transferred as is, without any representations by Communication.

3.2	The parties shall make their best efforts to obtain the consents and approvals from any third parties as required to effectuate the provisions hereof (“Third Party Consents”).

3.3	Debts and obligations arising from events prior to the Effective Dates, as relevant, shall remain the responsibility of transferor. As of the Effective Date, each of the parties shall be liable for the activity as set forth herein.

3.4	As of the Effective Date, Media shall be liable for the identified obligations, and shall be entitled to the rights associated with the transferred assets, including insurance rights, accrued as of the Effective Date.

4.	Indemnification and Damages

Each of the parties (“Indemnifier”) shall indemnify and/or compensate the other (“Indemnitee”) for any amount and/or expense, including reasonable legal fees and/or any damage that the Indemnitee may suffer by a claim arising from the activity and responsibility, as defined in Section 3, of the Indemnifier, provided, however, that the Indemnitee has notified the Indemnifier of the claim. No settlement or waiver in any such claim shall be entered without the prior written consent of the Indemnifier and the Indemnitee. This Section shall remain in full force and effect for four years as of the Effective Date.

5.	Taxation

5.1	In order not to invalidate the Split or jeopardize the tax benefits or breaks arising to either party, each of the parties covenants toward the other to comply, as of the Effective Date, with the provisions of Part E2 of the Ordinance and with any conditions as the tax authorities may instruct.

5.2	The provisions of Section 5.1 above shall also govern any change that the tax authorities may stipulate in the future.

6.	Conditions Precedent

With respect to each of the transfers and actions described in Section 3 above, this Agreement shall be subject to the satisfaction of all of the conditions precedent stated below:

6.1	Approval by the tax authorities that the structural change contemplated herein is consistent with the conditions set forth in the Income Tax Ordinance, provided that the conditions in the letter of authorization are satisfied.

6.2	Approval by the Court, in accordance with the petitions that will be filed by the parties as stated in the preamble hereto.

7.	Exhibits

The exhibits to this Agreements that were not attached upon execution, shall be attached by the Completion Date and constitute an integral part hereof.

8.	Miscellaneous

8.1	This Agreement and the Exhibits hereto represent all of the terms agreed upon between the parties with respect to the subject matter hereof, and cancel and supersede any and all agreements, undertakings or arrangements predating this Agreement.

8.2	No waiver in any specific event shall operate as precedent for any other event. No delay in or refraining from taking action shall operate as a waiver, nor shall they prejudice the rights or obligations of either party with respect to such action.

8.3	This Agreement shall be governed by Israeli law, and any dispute arising from this Agreement shall be submitted exclusively to the competent court in Tel Aviv-Jaffa.

8.4	Notices delivered between the parties in connection with this Agreement shall be delivered by fax to the fax number of the recipient, or by courier or registered mail to the address of such party as stated in the preamble hereto, and shall be deemed to have been received on the first business day after the fax transmission, provided that confirmation has been obtained, or on the same day if delivered by courier, or 4 days after dispatch by registered mail as provided above.

8.5	No change, amendment or waiver in connection with this Agreement shall be effective unless entered in writing, and any such change, amendment or waiver shall be limited to the matter with respect to which it is entered. No waiver in any specific event shall operate as precedent for any other event. No delay in or refraining from taking action shall operate as a waiver, nor shall they prejudice the rights or obligations of either party with respect to such action.

In Witness Whereof, the Parties Have Hereunto Set Their Hand in Writing on the

Date and at the Place First Written above:

/s/ Illegible	/s/ Illegible
Smile Media Ltd.	Smile Communication Ltd.